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                                                                    Exhibit 99.1


                               MANAGEMENT CONTRACT

Owner: Shenyang Haitong House Properties Development Ltd.(Party A) Legal representative: Lee Shou-cheng
Address: No.386 Qingnian Street, Heping District, Shenyang
Tel: 23180688  23180988

Operator: Huayang Real Estate Management (Shenyang) Co.,Ltd (Party B) Legal representative: Wang Xiaoluan
Address: No.386 Qingnian Street, Heping District, Shenyang
TEL: 23180921  23180922

      The above two parties have agreed upon the following terms under the Economic Contract Law of the People's Republic of China concerning the management of "Huayang International Mansion":

1 Party A agreed to assign to Party B with the management of "Huayang International Mansion" A (hereafter "Mansion") located in No.386 Qingnian Street, Heping Distric, Shenyang.

2 Party B's management responsibilities include: keep good condition of Owner's property and public facilities; keep the public area tidy and clean; offer a green living environment and good security service.

3 Party A is responsible for offering Party B with office space (500m(2)) free of charge.

4 Party B should establish a Property Management Procedure and submit to Party A for review. Party B should manage the building according to the approved Procedure. Tenants of the Mansion shall sign a Property Contract with Party B.

5 Party B should determine the level of management fees based on related rules and regulations and submit the fee standard to Shenyang Price Administration for approval. The management fee should be used by Party B for the management of the Mansion.

6 Party B is responsible for the management of the units in Building A of the Mansion that have not been sold or leased. Sales Department of Party A should inform Party B promptly of the information about unsold and unleased units.

7 Party B has the right to restrain the noncompliance action of the rules and regulations.

8 Party A shall monitor and inspect Party B's work and fees charged according to the management contract and related rules and regulations.

9 Party A may give Party B warnings, order Party B to make timely correction, ask Party B to compensate for any loss incurred, and charge a penalty to Party B for any action resulted from the following:

     9.1  The repair of public facilities is not in time.

     9.2  The management system is not sound.

     9.3  Fees are increased without permission.

     9.4  The noncompliance of this contract.

10   Any transfer or subcontracting of this contract shall be agreed by Party A.

11 Any issues unsettled in this contract shall be negotiated between Party A and Party B. Amendments to this Contract may be signed and shall have legal validity.

12   The contract is in quadruple with two original copies.

13   The contract shall go into effect upon being signed by the two parties.

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Owner (Party A):                  (seal)
Legal representative:             (signature)

                                     Date:

Operator (Party B):               (seal)
Legal representative:             (signature)

                                     Date:

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